Exhibit 5.1

Stradling Yocca Carlson & Rauth A Professional Corporation 4365 Executive Drive, Suite 1500 San Diego, CA 92121 sycr.com	CALIFORNIA LOS ANGELES NEWPORT BEACH SACRAMENTO SAN DIEGO SAN FRANCISCO SANTA BARBARA COLORADO DENVER NEVADA LAS VEGAS RENO WASHINGTON SEATTLE

October 2, 2020

Qualigen Therapeutics, Inc.

2042 Corte Del Nogal

Carlsbad, California 92011

Re:       Securities Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Qualigen Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company on the date hereof of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offer and sale of up to 4,057,157 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), pursuant to the Company’s 2020 Stock Incentive Plan (the “Plan”).

This opinion is being furnished at the Company’s request in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with the preparation of this opinion, we have examined such documents, including, without limitation, the Registration Statement, the Plan, the certificate of incorporation of the Company, the bylaws of the Company, and the corporate minutes of the Company, and considered such questions of law as we have deemed necessary or appropriate. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures. As to questions of fact material to our opinion, we have relied upon the certificates of certain officers of the Company.

Based on the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the terms of the Plan, and the related agreements, will be validly issued, fully paid and non-assessable.

We render this opinion only with respect to federal and California law and the General Corporation Law of the State of Delaware, and we express no opinion herein concerning the application or effect of the laws of any other jurisdiction.

Qualigen Therapeutics, Inc. October 2, 2020 Page Two

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and further consent to the reference to us in the Registration Statement and any amendments thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This opinion is intended solely for use in connection with the issuance and sale of the Shares pursuant to the Registration Statement and is not to be relied upon for any other purpose or delivered to or relied upon by any other person without our prior written consent. This opinion is rendered as of the date hereof and based solely on our understanding of facts in existence as of such date after the examination described in this opinion. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH, A
PROFESSIONAL CORPORATION

/s/ Stradling Yocca Carlson & Rauth, A Professional Corporation